Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	April 24, 2019
(218) 628-2217

IKONICS ANNOUNCES William C. Ulland’s

Retirement as President and Chief Executive Officer

DULUTH, MN - IKONICS Corporation (Nasdaq: IKNX) announced that William C. Ulland, President, Chief Executive Officer and Chairman of the Board of Directors (the “Board”), notified the Board of his intention to retire from his positions as President and Chief Executive Officer of IKONICS Corporation (the “Company”) at the end of the current year, provided a successor has been identified by the Board.

Mr. Ulland will continue to serve as President and Chief Executive Officer of the Company until such time as a successor has been named. Following his retirement as President and Chief Executive Officer, Mr. Ulland will continue to serve as Chairman of the Board.

Mr. Ulland commented, “It has been my privilege to serve as CEO of IKONICS for more than 19 years. What makes IKONICS work are the fine, dedicated people that it has been my pleasure to work with for these nearly 20 years. Their commitment, creativity and cooperative approach is a key ingredient in our success, for not only do we blend our technology platforms but we also have a sharing culture of cooperation and striving for a common goal.”

This press release contains forward-looking statements regarding sales, gross profits, net earnings (losses), balance sheet position, industry trends, customer agreements, new products, technologies and business initiatives that involve risks and uncertainties. The Company's actual results could differ materially as a result of downturns in the aerospace industry, unexpected production delays by the Company’s customers, lack of acceptance of new products and technologies, failure of customers to enter into anticipated agreements, introduction of new products or technologies by competitors, domestic and global economic conditions, inherent risk and uncertainty in the protection of intellectual property rights, the ability to control operating costs without impacting growth as well as the factors described in the Company's Forms 10-K, and 10-Q, and other reports on file with the SEC.

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